EXHIBIT 10.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into and effective this 3rd day of June, 2004 by and between MULTI-SHOT, LLC, a Texas limited liability company (the "Buyer"), BLACK WARRIOR WIRELINE CORP., a Delaware Corporation (the "Seller"). Buyer and Seller may hereinafter sometimes be referred to together as the "Parties" or singularly as a "Party."

                              W I T N E S S E T H :

         WHEREAS, the Seller is the owner of certain assets associated with the Business (as hereinafter defined); and

         WHEREAS, the Buyer desires to purchase substantially all of the Assets (as hereinafter defined) owned by the Seller and used in the Business, and the Seller desires to sell such Assets to the Buyer; and

         WHEREAS, in connection with the purchase and sale of such Assets, the Parties desire to provide for certain terms and conditions with respect to the transfer of such Assets;

         NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS
                               -------------------

         As used herein, the following terms shall have the following meanings:

         1.1 ACCOUNTS RECEIVABLE. The term "Accounts Receivable" shall have the meaning set forth in Section 2.1(n).

         1.2 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this Agreement, the term "person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

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         1.3     ASSETS. The term "Assets" shall have the meaning set forth in
Section 2.1.

         1.4 ASSET LIST. The term "Asset List" shall mean those certain lists of a portion of (a) the equipment as of April 2004 attached to Schedule 2.1(c), and (b) the inventory as of December 2003, attached to Schedule 2.1(d).

         1.5 ASSUMED LIABILITIES. The term "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

         1.6 BALANCE SHEET. The term "Balance Sheet" shall mean the unaudited or audited, as the case may be, balance sheet of the Division as of the applicable time period.

         1.7 BEGINNING INVENTORY VALUE. The term "Beginning Inventory" shall mean the amount of $5,207,000, which represents the approximate value of the Inventory as set forth on the December 31, 2003 Balance Sheet.

         1.8 BEGINNING NET WORKING CAPITAL. The term "Beginning Net Working Capital" shall mean the amount of $270,000, which represents the approximate value of the Current Assets set forth on the November 30, 2003 Balance Sheet, less the Current Liabilities set forth on the November 30, 2003 Balance Sheet.

         1.9 BILL OF SALE. The term "Bill of Sale" shall mean that certain Bill of Sale, Assignment and Assumption in the form attached hereto as Exhibit 6.2(a) to be entered at Closing between Buyer and Seller.

         1.10 BROUSSARD LEASE. The term "Broussard Lease" shall mean that certain Lease Agreement in the form attached hereto as Exhibit 6.2(g) to be entered into at Closing between Seller, as Landlord, and Buyer, as Tenant, covering Seller's facility in Broussard, Louisiana.

         1.11 BUSINESS. The term "Business" shall mean that portion of the current business of Seller which includes, and is limited to, providing directional drilling, downhole surveying, measurement while drilling, steering tools and motor rentals to oil and gas operators.

         1.12 BUYER INDEMNIFIED PARTIES. The term "Buyer Indemnified Parties" shall have the meaning set forth in Section 7.1A.

         1.13 BUYER NON-COMPETITION AGREEMENT. The term "Buyer Non-Competition Agreement shall mean that certain Non-Competition Agreement in the form attached hereto as Exhibit 6.2(e) to be entered into at Closing between Buyer and Seller.

         1.14 BUYER NOTE. The term "Buyer Note" shall mean that certain promissory note in the form attached hereto as Exhibit 6.3(d) to be delivered by Buyer at Closing in the principal amount as determined pursuant to Section 5.5.

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         1.15    CLAIMS ASSIGNMENT. The term "Claims Assignment" shall mean that certain assignment of claims in the form attached hereto as Exhibit 6.2(q), to be entered into at Closing between the Key Employees and Seller.

         1.16 CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Closing Date.

         1.17 CLOSING DATE. The term "Closing Date" shall mean June 15, 2004, unless such date is changed pursuant to Section 6.1 herein.

         1.18 CONTRACTS. The term "Contracts" shall have the meaning set forth in Section 2.1(f).

         1.19 CUDD EMPLOYMENT AGREEMENT. The term "Cudd Employment Agreement" shall mean that certain Employment Agreement dated November 1, 2002 between David Cudd and Seller.

         1.20 CULBRETH EMPLOYMENT AGREEMENT. The term "Culbreth Employment Agreement" shall mean that certain Employment Agreement dated October 1, 2003 between Paul Culbreth and Seller.

         1.21 CURRENT ASSETS. The term "Current Assets" shall mean the Accounts Receivable and Other Receivables minus the Note Receivable and Allowance for Doubtful Accounts plus Deposits set forth on the Division's applicable Balance Sheet.

         1.22 CURRENT LIABILITIES. The term "Current Liabilities" shall mean all of the Current Liabilities other than Deferred Revenue as shown on the Division's applicable Balance Sheet.

         1.23 CUSTOMER DISPUTE. The term "Customer Dispute" shall have the meaning set forth in Section 6.16.

         1.24    DEDUCTIBLE. The term "Deductible" shall mean $100,000.

         1.25 DIVISION. The term "Division" shall mean the Multi-Shot Division of the Seller, which is engaged in the Business, with its separate assets, liabilities, employees, books and records and the like.

         1.26 EFFECTIVE DATE. The term "Effective Date" shall mean 12:01 a.m., on the Closing Date.

         1.27 EFFECTIVE DATE BALANCE SHEET. The term "Effective Date Balance Sheet" shall mean a balance sheet prepared as of immediately prior to the Effective Date in accordance with Seller's historic practices to reflect only the Assets being transferred to the Buyer and the Assumed Liabilities being assumed by the Buyer, based upon the historical values of such Assets and Assumed Liabilities on the books of the Seller.

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         1.28    EMPLOYEE. The term "Employee" shall mean any employee of the
Seller who, as of the Effective Date, is employed in the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Seller's applicable policies, are eligible to return to active status.

         1.29 ENVIRONMENT. The term "Environment" shall have the meaning set forth in Section 3.30.1.

         1.30 ENVIRONMENTAL LIABILITIES. The term "Environmental Liabilities" shall have the meaning set forth in Section 3.30.1.

         1.31 EQUIPMENT. The term "Equipment" shall have the meaning set forth in Section 2.1(c).

         1.32    ERISA. The term "ERISA" shall have the meaning set forth in
Section 3.17.

         1.33 ESCROW AGENT. The term "Escrow Agent" shall mean Franklin, Cardwell & Jones, P.C.

         1.34 ESCROW AGREEMENT. The term "Escrow Agreement" shall mean that certain Escrow Agreement in the form attached as Exhibit 6.2(c) to be entered into at Closing among Buyer, Seller and Escrow Agent.

         1.35 ESTIMATED PURCHASE PRICE. The term "Estimated Purchase Price" shall mean the Initial Purchase Price plus or minus the Initial Adjustment Amount as set forth in Section 2.5.1.

         1.36 ESTOPPEL CERTIFICATE. The term "Estoppel Certificate" shall mean that certain Estoppel Certificate and Consent to Assignment in the form attached as Exhibit 6.2(o) for each Lease to be entered into at or prior to Closing between Seller and the landlord for each Lease.

         1.37 EXCLUDED ASSETS. The term "Excluded Assets" shall have the meaning set forth in Section 2.2.

         1.38 EXCLUDED REAL PROPERTY. The term "Excluded Real Property" shall mean the real property located in Broussard, Louisiana and the real property located at 4814 Neptune, Corpus Christi, Texas owned by Seller.

         1.39 FACILITIES. The term "Facilities" shall mean the offices, apartments or facilities of Seller or, as applicable, portions of such offices, apartments or facilities, used in the Division and located in Corpus Christi, Texas (excluding the Corpus Christi facility defined in the Excluded Real Property), Midland, Texas, Odessa, Texas, Conroe, Texas and Houston, Texas, Baker, Montana, Denver, Colorado and The Woodlands, Texas storage yard.

         1.40 FCJ LEGAL OPINION. The term "FCJ Legal Opinion" shall mean that certain Legal Opinion in the form attached hereto as Exhibit 6.3(k) to be delivered at Closing on behalf of Buyer by Franklin, Cardwell & Jones, P.C.

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         1.41    FINAL ADJUSTMENT AMOUNT. The term "Final Adjustment Amount"
shall be determined as set forth in Section 2.5.2.

         1.42 FINAL EFFECTIVE DATE BALANCE SHEET. The term "Final Effective Date Balance Sheet" shall mean an Effective Date Balance Sheet prepared in accordance with Seller's historic practices by Buyer within forty-five (45) days after the Effective Date reflecting Buyer's compilation of the Effective Date Balance Sheet, including detailed support for all of the amounts thereon, a detailed listing by invoice of the accounts receivable and accounts payable set forth thereon, and a calculation of the Final Adjustment Amount to the Estimated Purchase Price, and the details thereof, as finally adjusted or revised, if necessary, by the dispute resolution mechanism set forth in Sections 2.5.3 and 2.5.4.

         1.43 FINAL INVENTORY VALUE. The term "Final Inventory Value" shall mean the value of the Inventory as set forth on the Final Effective Date Balance Sheet.

         1.44 FINAL NET WORKING CAPITAL. The term "Final Net Working Capital" shall mean the value of the Current Assets set forth on the Final Effective Date Balance Sheet, less all of the Current Liabilities set forth on the Final Effective Date Balance Sheet.

         1.45 FINAL PURCHASE PRICE. The term "Final Purchase Price" shall have the meaning set forth in Section 2.5.3.

         1.46 FIXTURES AND IMPROVEMENTS. The term "Fixtures and Improvements" shall have the meaning set forth in
Section 2.1(b).

         1.47 GAAP. The term "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         1.48 GENERAL INTANGIBLES. The term "General Intangibles" shall have the meaning set forth in Section 2.1(l).

         1.49 GENERAL WARRANTY DEED. The term "General Warranty Deed" shall mean that certain General Warranty Deed in the form attached as Exhibit 6.2(j) to be entered into at Closing between Buyer and Seller covering the Odessa Real Property.

         1.50 GOVERNMENTAL AUTHORIZATIONS. The term "Governmental Authorizations" shall have the meaning set forth in Section 3.30.1.

         1.51 HAZARDOUS MATERIALS. The term "Hazardous Materials" shall have the meaning set forth in Section 3.30.1.

         1.52 INDEPENDENT ACCOUNTANTS. The term "Independent Accountants" shall mean Pannell, Kerr & Forster of Texas, Inc.

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         1.53    INITIAL ADJUSTMENT AMOUNT. The term "Initial Adjustment Amount"
shall be determined as set forth in Section 2.5.1.

         1.54 INITIAL EFFECTIVE DATE BALANCE SHEET. The term "Initial Effective Date Balance Sheet" shall mean an Effective Date Balance Sheet prepared in accordance with Seller's historic practices by Seller and delivered to Buyer prior to the Closing reflecting Seller's best estimate of the Effective Date Balance Sheet amounts, including detailed support for all of the amounts thereon, a detailed listing by invoice of the accounts receivable and accounts payable set forth thereon, and a calculation of the Initial Adjustment Amount to the Initial Purchase Price as set forth in Section 2.5.1.

         1.55 INITIAL INVENTORY VALUE. The term "Initial Inventory Value" shall mean the value of the Inventory as set forth on the Initial Effective Date Balance Sheet.

         1.56 INITIAL NET WORKING CAPITAL. The term "Initial Net Working Capital" shall mean the value of the Current Assets set forth on the Initial Effective Date Balance Sheet, less the Current Liabilities set forth on the Initial Effective Date Balance Sheet.

         1.57 INITIAL PURCHASE PRICE. The term "Initial Purchase Price" shall mean Eleven Million Dollars ($11,000,000.00), a portion of which shall be paid in cash and the balance of which shall be paid by the delivery of the Claims Assignment as more fully set forth therein.

         1.58 INTELLECTUAL PROPERTY. The term "Intellectual Property" shall have the meaning set forth in Section 2.1(j).

         1.59 INVENTORY. The term "Inventory" shall have the meaning set forth in Section 2.1(d).

         1.60 JOBS-IN-PROGRESS. The term "Jobs-in-Progress" shall mean those jobs of Seller for which work has taken place or is under way, but has not been completed as of Closing, which shall be set forth on Schedule 1B.

         1.61 KEY EMPLOYEES. The term "Key Employees" shall mean Allen Neel, Paul Culbreth and David Cudd.

         1.62 KNOWLEDGE. The term "Knowledge" shall mean information that William Jenkins, Ron Whitter or Allen Neel are actually aware of, or should have been aware of based on their respective positions with the Seller, and on the standard of a reasonably prudent business person in the same position and with access to the same data and information, including, without limitation, inquiry of the Key Employees.

         1.63    LAND. The term "Land" shall have the meaning set forth in
Section 2.1(a).

         1.64 LEASED REAL PROPERTY. The term "Leased Real Property" shall mean the Facilities, but excluding the facility located in Odessa, Texas.

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         1.65    LEASES. The term "Leases" shall have the meaning set forth in
Section 3.32.

         1.66 LENDER CONSENT. The term "Lender Consent" shall mean the written consent by Buyer's senior lender to Buyer's payment of the Buyer Note in accordance with the terms of the Buyer Note, in the form attached hereto as
Exhibit 6.3(j) to be delivered at Closing by Buyer.

         1.67 LICENSES AND PERMITS. The term "Licenses and Permits" shall have the meaning set forth in Section 2.1(h).

         1.68 MATERIAL CONTRACT. The term "Material Contract" shall mean any Contract whose aggregate value is equal to $35,000.00 or more.

         1.69 MINIMUM CLAIM AMOUNT. The term "Minimum Claim Amount" shall mean $5,000.00.

         1.70 NEEL EMPLOYMENT AGREEMENT. The term "Neel Employment Agreement" shall mean that certain Employment Agreement dated June 1, 2003 between Allen Neel and Seller.

         1.71 NOTICE OF ACTION. The term "Notice of Action" shall have the meaning set forth in Section 7.1C.

         1.72 NOTICE OF ELECTION. The term "Notice of Election" shall have the meaning set forth in Section 7.1C.

         1.73 ODESSA REAL PROPERTY. The term "Odessa Real Property" shall mean that certain tract of real property utilized in the Business that is located at 1620 Marlin Drive, Odessa, Texas and owned by Seller.

         1.74 OFFERED EMPLOYEE. The term "Offered Employee" shall mean any Employees who are offered employment by Buyer on the Closing Date, which Employees shall be designated on Schedule 1C to be delivered by Buyer to the Seller on or before the Closing (the "Offered Employee List").

         1.75    PLANS. The term "Plans" shall have the meaning set forth in
Section 3.17.

         1.76 PRE-CLOSING WARRANTIES. The term "Pre-Closing Warranties" shall mean Seller's warranties for products sold or rented and/or services provided by Seller prior to the Effective Date.

         1.77 PROCEEDING. The term "Proceeding" shall have the meaning set forth in Section 3.30.1.

         1.78 PROJECT EXPENSES. The term "Project Expenses" shall have the meaning set forth in Section 5.6.

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         1.79    PROJECTS. The term "Projects" shall mean Seller's electronic single shot project and the rate gyro project currently underway.

         1.80 RCS LEGAL OPINION. The term "RCS Legal Opinion" shall mean that certain Legal Opinion, in the form attached as Exhibit 6.2(n) to be delivered at Closing, on behalf of Seller, by Rosen, Cook, Sledge, Davis, Cade & Shattuck.

         1.81 REAL PROPERTY. The term "Real Property" shall have the meaning set forth in Section 2.1(b).

         1.82 REALTY RIGHTS. The term "Realty Rights" shall have the meaning set forth in Section 2.1(a).

         1.83 RETAINED EMPLOYEE. The term "Retained Employee" shall mean any Employees who are not Offered Employees, which Retained Employees shall be listed on Schedule 1D to be delivered by Buyer to the Seller on or before the Closing.

         1.84 RETAINED LIABILITIES. The term "Retained Liabilities" shall have the meaning set forth in Section 2.3.

         1.85 SALES TAX AGREEMENT. The term "Sales Tax Agreement" shall mean that certain letter agreement regarding sales tax in the form attached hereto as
Exhibit 6.2(h) to be entered into at Closing between Seller and Buyer.

         1.86 SELLER CHANGE OF CONTROL EVENT. The term "Seller Change of Control Event", shall mean any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of fifty percent (50%) or more of the issued and outstanding shares of capital stock having the right to vote for the election of directors under ordinary circumstances; (ii) more than fifty percent (50%) of the assets (based on the book value of such assets immediately prior to such transaction) are sold in a transaction or series of transactions closing within twelve (12) months of one another (other than the Assets that are the subject of this Agreement; or (iii) the Seller shall merge with any other person or firm.

         1.87 SELLER INDEMNIFIED PARTIES. The term "Seller Indemnified Parties" shall have the meaning set forth in Section 7.1B.

         1.88 SELLER NON-COMPETITION AGREEMENT. The term "Non-Competition Agreement" shall mean that certain Non-Competition Agreement in the form attached as Exhibit 6.2(d) to be entered into at Closing between Seller and Buyer.

         1.89 SIDE LETTER RE WIRELINE TRUCK. The term "Side Letter re Wireline Truck" shall mean that certain Side Letter in the form of Exhibit 6.2(q) to be entered into at Closing between Buyer and Seller.

         1.90 SITE ASSESSMENTS. The term "Site Assessments" shall mean those Phase I Environmental Site Assessments performed on the Facilities set forth on
Schedule 1E.

         1.91 TITLE COMMITMENT. The term "Title Commitment" shall have the meaning set forth in Section 5.3.

         1.92 TITLE POLICY. The term "Title Policy" shall have the meaning set forth in Section 5.3.

         1.93 TRADE PAYABLES. The term "Trade Payables" shall mean those certain trade payable liabilities incurred in the normal course of the Business more fully described on Schedule 1F that are being assumed by Buyer as mutually agreed upon by Buyer and Seller at the Closing.

         1.94 TRANSITION SERVICES AGREEMENT. The term "Transition Services Agreement" shall mean that certain Transition Services Agreement in the form attached as Exhibit 6.2(f) to be entered into at Closing between Seller and Buyer.

                                   ARTICLE II
                   PURCHASE AND SALE ASSETS AND PURCHASE PRICE
                   -------------------------------------------

         2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Seller on the Effective Date, all of the assets of the Business other than the Excluded Assets, including but not limited to, the following whether or not they appear on the Effective Date Balance Sheet (such assets to be referred to herein as the "Assets"):

                  (a) That certain parcel of real property comprising the Odessa Real Property as more fully described in Schedule 2.1(a) (the "Land"), including all estates, rights, titles and interests in and to Land, including, without limitation, the easements, rights-of-way and other interests described in Schedule 2.1(a), and any and all other rights pertaining thereto (the "Realty Rights");

                  (b) All estates, rights, titles and interests in and to all plants, factories, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, landings, constructions in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Land (the "Fixtures and Improvements") (the Land, the Realty Rights and the Fixtures and Improvements may hereinafter be referred to collectively as the "Real Property");

                  (c) All (i) machinery, equipment, trucks, automobiles, tools, and dies set forth on Schedule 2.1(c), and (ii) all computer hardware, computer software (to the extent transferable), trade fixtures, data processing equipment, tools, dies, furniture, office supplies, spare parts related to the machinery and the equipment, jigs, molds, patterns, drawings, other supplies and all other tangible personal property owned by the Division or used in connection with the Business other than the Inventory, if any, including, but not limited to, that which is set forth on Schedule 2.1(c) and all additions and/or deletions since the date of the Asset List to the Effective Date and the assets described in (ii) herein (collectively, the "Equipment");

                  (d) All raw materials, Jobs-In-Progress, inventory, equipment and components held for service, rent and/or sale and all supply inventory and other inventories of the Seller owned or used in connection with the Business as set forth on Schedule 2.1(d) (the "Inventory");

                  (e) Originals or copies of all customer and supplier files, accounting and financial records, sales records, maintenance and production records, and other books and records relating principally to the Business (the "Books and Records");

                  (f) All right, title and interest of Seller in, to and under all contracts, leases, documents, instruments, agreements, and other written or verbal arrangements and customer prepayments for unshipped goods and/or services, all relating principally to the Business to which the Seller is a party or by which the Seller or the Assets may be bound as more fully described on Schedule 2.1(f), as well as all rights, privileges, deposits, letters of credit, claims, causes of action and options relating or pertaining to the foregoing (collectively, the "Contracts");

                  (g) All technical data, written specifications, work standards, assembling and process information, operating manuals, operating data and plans, engineering, drawings, schematics, blueprints, confidential information and know-how owned by Seller and used in connection with the Business;

                  (h) To the extent same are transferable, all right, title and interest of Seller in, to and under all governmental and other licenses, permits, franchises, approvals and certificates owned or utilized in connection with the conduct of the Business, and all rights in connection therewith, all of which are set forth on Schedule 2.1(h) (collectively, the "Licenses");

                  (i) Copies of all Employee files for those Offered Employees actually hired by Buyer;

                  (j) All right, title and interest of Seller, in, to and under all service marks, trademarks, trade and assumed names, patents, inventions, trade secrets and royalty rights (including licenses and sublicenses related thereto) and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, principally related to the Business, including the name "Multi-Shot and Diamondback" as more fully set forth on
         Schedule 2.1(j) (collectively, the "Intellectual Property"), together with whatever rights Seller may have to recover for infringement thereon, if any;

                  (k) All advertising materials and all other printed or written materials related to the conduct of the Business;

                  (l) All of the Seller's general intangibles, claims, rights of set off, rights of recoupment and goodwill which are used in the Business, including all current phone numbers and fax numbers, and further including, but not limited to, those that are material as more fully described on Schedule 2.1(l) (collectively, the "General Intangibles");

                  (m) To the extent same are transferable, all rights under all covenants and warranties relating to the Business or the Assets, express or implied (including title warranties and manufacturers', suppliers' and contractors' warranties), that have heretofore been made by Seller's predecessors in title or any third party manufacturers, suppliers and contractors as set forth on Schedule 2.1(m);

                  (n) All accounts receivable and other receivables of the Division as of the Effective Date as set forth on Schedule 2.1(n) (the "Accounts Receivable");

                  (o) All "Deposits" of the Division as of the Effective Date as set forth on Schedule 2.1(o) other than "Other assets/deposits" as of the Effective Date;

                  (p) All goodwill and going concern value and all other intangible properties related to the Business; and

                  (q) All right, title and interest of Seller in and to all prepaid rentals, bonds, and deposits for any of the Assets or the Business.

          2.2 EXCLUDED ASSETS. Seller is not selling and Buyer is not purchasing any of the following related to the Business or otherwise (collectively, the "Excluded Assets"): (i) cash or cash equivalents other than "Deposits" described in Section 2.1(o), including, any savings, checking or bank accounts, stocks, bonds, notes, cash surrender value of life insurance policies, and life insurance policies of Seller; (ii) Excluded Real Property; (iii) investments;
(iv) any right or interest in any Plan as defined in Section 3.17, including any trust created thereunder; (v) the Note Receivable set forth on the March 31, 2004 Balance Sheet; and (vi) "Other assets/deposits" as set forth on a separate schedule of Seller "Other assets/deposits" to be appended to the Final Effective Date Balance Sheet (other than Deposits set forth on Schedule 2.1(o)); (vii) all "Other assets" as set forth on the March 31, 2004 Balance Sheet; (viii) the consideration delivered to Seller pursuant to this Agreement; (ix) management information systems (other than the use granted to Buyer in the Transition Services Agreement); and (x) all assets of Seller used in its Wireline, P&A and TCP Businesses and located at any of Seller's offices or shops other than the following: Conroe, Texas (other than the personal property owned by Ron Whitter and contained in his offices, which are part of the Excluded Assets); Midland, Texas; Corpus Christi Texas (new Multishot Shop, contemplated to be occupied by Multishot in May of 2004); Odessa, Texas; Houston, Texas; Baker, Montana; Denver, Colorado; The Woodlands, Texas storage yard; or the Broussard, Louisiana (other than the three Seller sales office located at Broussard, Louisiana, which are part of the Excluded Assets).

         2.3 ASSUMPTION OF LIABILITIES. Subject to the exceptions and exclusions of this Section 2.3, the Buyer agrees that on the Effective Date, it will assume and agree to perform and pay the following, but without duplication:
(a) those liabilities set forth on Schedule 2.3; (b) Jobs-in-Progress; (c) all Current Liabilities other than "Deferred Revenue" as specified on the Final Effective Date Balance Sheet; and (d) all obligations of Seller under the Contracts (collectively, the "Assumed Liabilities"). Except as otherwise specifically provided herein, the Assumed Liabilities shall not include any other debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, in contract or in tort, of the Business, the Division or the Seller incurred prior to the Effective Date (or with respect to the Seller other than the Business or the Division, on and after the Effective Date), including but not limited to: (i) any tax imposed on the Seller because of the operations of any of its business, including without limitation, the Division (other than the taxes expressly being assumed by Buyer as set forth on Schedule 2.3), (ii) any of the liabilities or expenses of the Seller incurred in negotiating and carrying out its obligations under this Agreement; (iii) any obligations of the Seller under employee benefits agreements, including but not limited to, the Plans; (iv) any obligations incurred by the Seller before the Effective Date except as otherwise specifically assumed by Buyer pursuant to this Section 2.3;
(v) any liabilities or obligations incurred by the Seller in violation of, or as a result of the Seller's violation of, this Agreement; (vi) liabilities arising from sales of products or services by the Division or otherwise on or before the Effective Date, including without limitation the Pre-Closing Warranties; (vii) liabilities, costs, and expenses associated with any claim, proceeding or litigation, whether known or unknown, including those described in Schedule 3.11; (viii) Deferred Revenue as set forth on the Balance Sheet; and (ix) liabilities and obligations arising out of non-compliance with any Environmental Law (as such term is defined in Section 3.30.1) (all of the foregoing being hereinafter collectively referred to as the "Retained Liabilities").

         2.4 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein and as consideration for the sale of the Assets and the performance by Seller of various other matters as provided herein, the Buyer shall deliver to the Seller, at the Closing, cash in the amount of the Estimated Purchase Price, which amount is subject to adjustment post-Closing as provided in Section 2.5 and the Buyer Note.

         2.5     PURCHASE PRICE ADJUSTMENT.

                 2.5.1 INITIAL PURCHASE PRICE ADJUSTMENT. At Closing, the
         Seller will prepare and deliver to Buyer the Initial Effective Date Balance Sheet and Seller's calculation of the Initial Adjustment Amount. The Initial Adjustment Amount shall be the amount consisting of the sum of the following:

                          2.5.1.1 Net Working Capital Adjustment. The amount by
                 which the Initial Net Working Capital is more or less, respectively, than the Beginning Net Working Capital; and

                          2.5.1.2 Inventory. The amount by which the Initial
                 Inventory Value is more or less, respectively, than the Beginning Inventory Value.

                 2.5.2 FINAL PURCHASE PRICE ADJUSTMENT. The Buyer will prepare and deliver to the Seller, as soon as is reasonably practicable, but in any event within forty-five (45) days after the Effective Date, a proposed Final Effective Date Balance Sheet. Such Final Effective Date Balance Sheet shall also include the Buyer's calculation of the Final Adjustment Amount which shall be the amount consisting of the sum of the following:

                          2.5.2.1 Net Working Capital Adjustment. The amount by
                 which the Final Net Working Capital is more or less, respectively, than the Initial Net Working Capital; and

                          2.5.2.2 Inventory. The amount by which the Final
                 Inventory Value is more or less, respectively, than the Initial Inventory Value.

                 2.5.3 SELLER'S REVIEW. The Seller shall have thirty (30) days following the delivery of the proposed Final Effective Date Balance Sheet and Buyer's calculation of the Final Adjustment Amount in which to review the Final Effective Date Balance Sheet. If written objections to the Final Effective Date Balance Sheet are delivered to the Buyer within such thirty (30) day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Seller within such thirty (30) day period, the proposed Final Effective Date Balance Sheet shall become the Final Effective Date Balance Sheet and the proposed Estimated Purchase Price shall be adjusted by the amount of the Final Adjustment Amount which adjusted amount shall be deemed the "Final Purchase Price".

                 2.5.4 ACCOUNTING DISPUTE RESOLUTION. If any disputes with respect to the proposed Final Effective Date Balance Sheet and the proposed Final Adjustment Amount cannot be resolved by the Buyer and the Seller within thirty (30) calendar days after the delivery of the Seller's objections to the proposed Final Effective Date Balance Sheet either Buyer, on the one hand, or the Seller, on the other hand, may demand that the specific matters in dispute be submitted for resolution to the Independent Accountants. In such event, the Parties shall mutually cooperate in the engagement of the Independent Accountants, which shall include defining the scope of activities of the Independent Accountants, as well as the fees to be paid for such services. As promptly as practicable, but in no event later than thirty (30) days after such demand, each of Buyer and the Seller shall deliver to the Independent Accountants written submissions supporting their respective positions with respect to such dispute, and the Independent Accountants shall attempt to resolve such dispute as promptly as practicable. Absent manifest fraud, the decision of the Independent Accountants with respect to the Final Effective Date Balance Sheet, or the calculation of the Final Adjustment Amount, or any adjustment to the Estimated Purchase Price and any dispute relating thereto, shall be final and binding on the Parties. The costs and expenses of the Independent Accountants shall be borne equally by Buyer and the Seller.

                 2.5.5 PAYMENT OF FINAL PURCHASE PRICE ADJUSTMENT. Any payment to be made by either Buyer or Seller pursuant to this Section 2.5 shall be paid by such Party within five (5) calendar days of the final determination of the Final Effective Date Balance Sheet as set forth above and the Final Purchase Price Adjustment.

         2.6 ALLOCATION OF PURCHASE PRICE. Each of the Parties agrees to report this transaction for federal income tax purposes in accordance with the manner agreed upon as set forth on Schedule 2.6, which Schedule shall be mutually agreed upon by Buyer and Seller on or before the Closing.

         2.7 TAXES. Buyer shall be liable for the payment of all sales and use taxes arising out of the sale, transfer or removal of the Assets, if any, and the assumption of the Assumed Liabilities. Seller shall be responsible for any business, payroll, income, occupation, withholding or similar tax, or any taxes of any kind of the Business or the Seller, related to any period before the Effective Date. Commencing on and after the Effective Date, Buyer shall be responsible for any business, payroll, income, occupation, withholding or similar tax, or any taxes of any kind of the Business or the Buyer, related to any period on and after the Effective Date.

         2.8 TITLE TO ASSETS AND RISK OF LOSS. Title to the Assets and risk of loss or damage to the Assets by casualty (whether or not covered by insurance) will pass to the Buyer immediately upon completion of the Closing.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         The Seller hereby represents and warrants that:

         3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the necessary corporate powers to own its properties and to carry on the Business as now owned and operated by it. Except as set forth on Schedule 3.1, the Seller is duly qualified or registered, as the case may be, to do business as a foreign entity in all states and countries in which the nature of the Business requires such qualification. Except as set forth on Schedule 3.1, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in a breach of or require notice or consent under any law, the charter or bylaws of the Seller or any provision of any agreement or instrument to which the Seller is a party.

         3.2 AUTHORITY. Except as set forth on Schedule 3.2, Seller has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement, and no approvals or consents of any persons or other entities are necessary in connection herewith. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement by Seller have been duly authorized.

         3.3     TITLE TO, AND CONDITION OF, THE ASSETS. Except as set forth on
Schedule 3.3, the Seller has good, marketable and indefeasible title to the Assets free and clear of restrictions or conditions to transfer or assignment, mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions. The Seller is in possession of all property relating to the Business leased to it from others. Except as set forth on Schedule 3.3, to Seller's Knowledge, the Assets, and the Leased Real Property are (i) adequate for the uses to which they are being put and adequate and sufficient for the conduct of the Business, and (ii) with respect to Inventory, Real Property or Equipment, in good operating condition and not in need of maintenance or repair except for ordinary, routine maintenance and repairs; and the operation of all such property and equipment as conducted during the 12-month period prior to the date hereof, and as presently conducted, is not in any material respect in violation of any applicable building code, zoning ordinance or other law. To Seller's Knowledge, there are no material condemnation or rezoning proceedings pending or threatened against or relating to the Real Property or the Leased Real Property, no material limited term zoning variances relating thereto and no tenants or occupants of any thereof having any rights of occupancy as against Seller. To Seller's Knowledge, the Real Property and the Leased Real Property have unqualified access to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation thereof.

         3.4 TAX RETURNS. Within the times and in the manner prescribed by law, including extensions permitted thereunder, the Seller has filed and will file all federal, state and local tax returns required by law and has paid and will pay all taxes, assessments and penalties due and payable in connection with the Business through and including the Effective Date (other than the taxes expressly being assumed by Buyer hereunder or as part of the Assumed Liabilities). There are no present disputes as to taxes of any nature payable by the Seller with respect to the Business.

         3.5 CONTRACTS. Schedule 3.5 sets forth all of the Material Contracts. Except as set forth on Schedule 3.5, each of the Material Contracts is valid and in full force and effect, and there has not been any default by the Seller or, to Seller's Knowledge, any other party to any of the Material Contracts, or any event that with notice or lapse of time or both, would constitute a default by the Seller or any other party to any of the Material Contracts which might reasonably be expected to have a material adverse effect on the financial condition or operations of the Business. Except as shall be set forth in Schedule 3.5, each of the Material Contracts is assignable to the Buyer without the consent of any other party. Seller has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or exercise or not exercise any options that they might have under any of the Material Contracts.

         3.6 EQUIPMENT. All of the Equipment owned by the Seller pertaining to the Business is set forth on Schedule 2.1(c) attached hereto. Seller has not acquired, purchased, sold or disposed of any items of equipment since the date of the Asset List except in the ordinary course of business, all of such transactions and the value thereof being listed on Schedule 3.6 hereto. Except as disclosed on Schedule 3.6, none of the Equipment will be, at the Effective Date, held under any security agreement, conditional sales contract, or other title retention, restriction on title or other security arrangement, or is located other than in the possession of the Seller on the

Land or with customers pursuant to and as contemplated by the Contracts. As of the Effective Date, Seller shall not have taken possession of or title to any of the Equipment.

         3.7 INVENTORY. Except as set forth on Schedule 3.7, at the Effective Date, none of the Inventory will be pledged as collateral or will be held by the Seller on consignment from others and, to Seller's Knowledge, all of such Inventory is in good condition, and suitable for its intended use, normal wear and tear excepted.

         3.8 LICENSES. Schedule 2.1(h) is a schedule of all Licenses owned by the Seller or in which the Seller has any rights or licenses in connection with the Business, together with a brief description of each. To Seller's Knowledge, the Seller has not infringed nor is now infringing, on any License belonging to any other person, firm, or corporation pertaining to the Business. To Seller's Knowledge, the Seller owns or holds adequate Licenses or other rights to use all Licenses necessary for the Business as now conducted by the Seller. The use of such Licenses in the Business does not, and will not, conflict with, infringe on or otherwise violate any rights of others. Except as set forth on Schedule 3.8, all of such Licenses shall be fully assignable to Buyer.

         3.9 EMPLOYEES AND EMPLOYMENT CONTRACTS. Schedule 3.9 is a list of all Employees of Seller in the Division designating their salary or hourly wage, start date and title. None of said Employees are subject to union or collective bargaining agreements, and Seller has no knowledge of any organizational effort being made by the Employees. The Seller does not have any employment contracts, collective bargaining agreements, pension, bonus, or profit sharing plans providing for employee remuneration or benefits with respect to Offered Employees that by their terms or by law will become binding upon or the obligations of Buyer. The Seller is in compliance with, and upon the Closing will remain in compliance with all of its obligations under such agreements or other arrangements. At or after Closing, the Seller shall also deliver such additional information as the Buyer shall reasonably request with respect to the Offered Employees.

         3.10 COMPLIANCE WITH LAWS. To Seller's Knowledge, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws, and regulations (including, without limitation, any applicable building or other law, ordinance or regulation) that affect, or are likely to affect, directly or indirectly, any of the Assets, Assumed Liabilities or the Business. To Seller's Knowledge, there are not any uncured violations of federal, state or municipal laws, ordinances, orders, regulations or requirements affecting any portion of the Assets, Assumed Liabilities or the Business.

         3.11 LITIGATION. Except as set forth on Schedule 3.11, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against, or based on events known to Seller, which could reasonably be expected to give rise to any such matter, or affecting, the Assets, the Business or Seller to the extent that it would affect the transactions contemplated by this Agreement.

         3.12 NO BREACH OR VIOLATION. Except as set forth on Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation except for third party consents described in this Agreement or any schedule prepared and delivered in connection herewith, of any Lease, (ii) to Seller's Knowledge an event that would permit any party to terminate any Material Contract or License, (iii) the creation or imposition of any lien, charge, or encumbrance on any of the Assets or the Business, or (iv) a breach of any term or provision of this Agreement.

         3.13 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, this Agreement and each document, instrument and agreement to be executed by the Seller in connection herewith, will constitute the legal, valid, and binding obligations of the Seller, enforceable in accordance with each such agreement's, document's, or instrument's respective terms, except as may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

         3.14    INTELLECTUAL PROPERTY; GENERAL INTANGIBLES. Schedule 2.1(j) and
Schedule 2.1(l) contain a description of all of the Intellectual Property and General Intangibles owned by or licensed to the Seller and used in the conduct of the Business. Except as set forth on Schedule 3.14, the Seller is the sole owner of all of the General Intangibles and Intellectual Property, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. To Seller's Knowledge, no adverse claims have been asserted against the Intellectual Property or the General Intangibles, or the Seller, or the Business with respect thereto. To Seller's Knowledge, none of such Intellectual Property infringe upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person, firm, or corporation. Other than as set forth Schedule 3.14, the Seller is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the Intellectual Property.

         3.15 LEASED ASSETS. Schedule 3.15 contains a description of all personal property leased by the Seller as lessee pursuant to the Contracts (excluding the Leases), which are the only Assets of the Seller used in the conduct of its Business that are not owned by the Seller, other than the Leased Real Property. Except as set forth on Schedule 3.15, Seller is not in default under any of its personal property leases used in the Business.

         3.16 FINANCIAL STATEMENTS. With respect to the unaudited financial statements of the Division dated November 30, 2003, December 31, 2003 and March 31, 2004, such financial statements: (i) fairly present the financial position of the Division as of November 30, 2003, December 31, 2003 and March 31, 2004, respectively, and the financial results of the Division for the period(s) indicated therein, (ii) are true and correct in all respects, and (iii) have been prepared in accordance with Seller's historic practices. With respect to the Balance Sheets dated December 31, 2003 and March 31, 2004, such Balance Sheets (i) fairly present the financial position of the Division as of December 31, 2003 or March 31, 2004, as applicable, (ii) are true and correct in all respects, and (iii) have been prepared in accordance with Seller's historic practices. Seller shall deliver at Closing Seller's audited financial statements dated December 31, 2003, which shall (i) fairly present the financial position of the Division as of December 31, 2003 and the financial results of the Division for the period(s) indicated therein, (ii) be true and correct in all respects, and (iii) have been prepared in accordance with Seller's historic practices.

         3.17 EMPLOYEE BENEFITS. Schedule 3.17 shall set forth a list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that are maintained or sponsored by the Seller or any Affiliate for the benefit of any Employee (the "Plans"). Each Plan is in full force and effect, and the neither the Seller, nor any other party, is in default under such Plan. There have been no claims of default, and, to Seller's knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under any Plan. No Plan will, by its terms or under applicable law, become binding upon or become an obligation of the Buyer. No assets of the Plan shall be transferred to the Buyer or to any plan of the Buyer.

         3.18 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for the matters contemplated by this Agreement, and as set forth on Schedule 3.18, with regard to the Business, the Assets, the Assumed Liabilities or Retained Liabilities of the Division, to Seller's Knowledge since November 30, 2003 there has been no:

                  (i) material adverse change in the condition, financial or otherwise, of the Seller, the Assets, the Assumed Liabilities or Retained Liabilities or the Business;

                  (ii) waiver of any material right of or claim held by the Division;

                  (iii) material loss, destruction or damage to any of the Assets, whether or not insured;

                  (iv) material change in the Employees or the terms or conditions of their compensation or employment;

                  (v) acquisition or disposition of any Assets regarding the Business (or any contract or arrangement therefore), nor any other transaction by the Seller regarding the Business, otherwise than for value and in the ordinary course of business;

                  (vi) transaction by the Seller regarding the Business except in the ordinary course of business;

                  (vii) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or changes in the method of accounting for Inventory) by the Seller;

                  (viii) revaluation by the Seller of any of the Assets or the Assumed Liabilities, other than such year-end adjustments as are shown on the Seller's December 31, 2003 audited financial statements;

                  (ix) amendment or termination of any contract, agreement or license to which the Seller is a party regarding the Business, except in the ordinary course of business;

                  (x) mortgage, pledge or other encumbrance of any of the Assets;

                  (xi) other event or condition of any character that has or might reasonably be expected to have a material adverse effect on the financial condition, Business, Assets, Retained Liabilities or Assumed Liabilities or prospects of the Division; or

                  (xii) agreement by the Seller to do any of the things described in the preceding clauses (i) through (xi).

         3.19 CONSENTS AND APPROVALS. Except as set forth on Schedule 3.19, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.20 BROKERS. None of the Seller, nor any of its respective officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commission or finder's fees in connection with the transaction contemplated herein, other than Seller's obligation to pay Simmons International a fee.

         3.21    INTENTIONALLY OMITTED.

         3.22 CONDEMNATION. There is no pending condemnation or similar proceeding affecting the Real Property, the Leased Real Property or any portion thereof, and the Seller has no information or knowledge that any such action is presently contemplated.

         3.23 ADVERSE INFORMATION. The Seller has no information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Real Property or the Leased Real Property or information pertaining to the Business and its customers, suppliers or employees, which might reasonably be expected to have a material adverse effect upon the Business or the Assets, or their respective values. To Seller's Knowledge there is no significant adverse fact or condition of any kind or character whatsoever which adversely affects the Buyer's ability to use the Real Property in any material respect in the same manner as Seller has used the same for the operation of the Business.

         3.24 PARTIES IN POSSESSION. There are no parties in possession of any portion of the Assets, the Real Property or Leased Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise.

         3.25 LIENS ON ASSETS. All liens or security interests of any third party as to all of the Assets shall be removed on or before the Effective Date, and the Seller shall have furnished evidence thereof to Buyer.

         3.26 CUSTOMERS. Schedule 3.26 sets forth a true and correct list of all customers of the Business within the last two (2) years with corresponding amounts representing the revenue earned by Seller in the Business with the customers. Except as set forth on Schedule 3.26, to Seller's Knowledge, the Seller has no information, nor is the Seller aware of any facts or circumstances, indicating that any of the top twenty (20) customers (based on gross sales) intend to cease or materially reduce doing business with the Division.

         3.27 INSURANCE POLICIES. Schedule 3.27 sets forth a description of all insurance policies held by the Seller oncerning the Business and Assets.

         3.28 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth on Schedule 3.28, to Seller's Knowledge, neither the Seller, nor any Affiliate, has any direct or indirect interest in any competitor, supplier or customer of any of them, or in any person from whom or to whom the Seller leases any real or personal property, or in any other person with whom the Seller is doing business.

         3.29    ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on
Schedule 3.29, to Seller's Knowledge neither the Seller nor any officer, employee or agent of Seller, nor any other person acting on its or their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee of the United States or any state or foreign government, or other person who is or may be in a position to help or hinder the business of the Seller which (1) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have an adverse effect on the assets, business or operations of the Seller as reflected in the Financial Statements, or (3) if not continued in the future, might adversely effect the Assets, the operations of the Business or prospects of the Seller or which might subject the Seller to suit or penalty in a private or governmental litigation or proceeding.

         3.30    ENVIRONMENTAL LAWS.

                 3.30.1 Definitions. For the purposes of this Section 3.30, the Parties agree that, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

          (1) "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable water, ocean waters, streams, ponds, drainage basins, and wetlands), ground water, sediments, ambient air (including indoor air), plant, animal, and human life, and any other environmental medium or natural resource.

          (2) "Environmental Liabilities" shall mean any costs, damages, claims, expenses, fines, liabilities or obligations, including investigatory and remediation costs and consultant, expert, and attorney's fees, (whether disclosed, undisclosed, direct, indirect, absolute, contingent, accrued or otherwise) relating to the use, operation, possession, lease or ownership of any of the Assets and arising from any violation or alleged violation of any federal, state or local environmental law or any requirement of any Governmental Entity related thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. ss.1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601, et seq., the Clean Air Act, 42 U.S.C. ss.7401, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f et seq., the Hazardous Materials Transportation Uniform Safety Act, 49 App. U.S.C. ss.2001, et seq., and the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. ss.136, et seq., and any other law relating to protection of the Environment, including those laws relating to the storage, handling, use, manufacture, generation, processing, treatment, transport, disposal, release, discharge or emission of Hazardous Materials ("Environmental Laws") or any federal, state or local law or any legally enforceable requirement of any Governmental Entity related thereto relating to the protection of employees, including, without limitation, the Occupational Health and Safety Act, 29 U.S.C. ss.651, et seq. ("Health and Safety Laws").

          (3) "Governmental Authorizations" shall mean all licenses, permits, approvals, registrations, or other authorizations issued or granted under any Environmental Law or any Health and Safety Law or by any Governmental Entity with authority to administer such laws and the regulations related thereto.

          (4) "Hazardous Material" shall mean any hazardous substance or waste, solid waste, pollutant, or contaminant, and any other material or substance with respect to which notification, storage, handling, use, manufacture, generation, processing, treatment, transport, disposal, release, discharge, emission or remedial obligations may be imposed under any Environmental Law or which is defined or regulated as a hazardous substance or hazardous waste under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and petroleum, oil, or natural gas liquids.

          (5) "Proceeding" shall mean any citation, notice of violation or administrative order issued by, or any action, arbitration, audit, hearing, litigation, suit, or investigation which is existing, pending or threatened or otherwise involving, any Governmental Entity.

         3.30.2 Representations and Warranties.
                -------------------------------

         A. Other than in connection with the Real Property or the Leased Real Property, Seller hereby represents and warrants as follows:

         (1) Except as set forth in Schedule 3.30.2(A)(1), the Seller is, and at all times has been, in compliance with, and has not been and is not in violation of, any then currently applicable Environmental Law or any Health and Safety Law, whether or not resulting in any Proceeding against the Seller pertaining to the Business;

         (2) Except as set forth in Schedule 3.30.2(A)(2), the Seller has not incurred or become liable for or subject to any Environmental Liabilities pertaining to the Business;

         (3) Except as set forth on Schedule 3.30.2(A)(3), there has been no release of any Hazardous Material at or from any of the Assets during ownership or operation by the Seller into the Environment, except in compliance with all then applicable Environmental Laws and so as not to create any Environmental Liabilities;

         (4) Except as set forth in Schedule 3.30.2(A)(4), no Proceeding with respect to any Environmental Law, Health or Safety Law or which alleges any Environmental Liabilities is in existence, or, to the Seller's Knowledge, proposed, anticipated, or threatened by any Person or Governmental Entity, with respect to the Business or the Assets;

         (5) Except as set forth in Schedule 3.30.2(A)(5), the Seller has not received and does not have any reasonable basis to expect any communication from any Person with respect to the Business which alleges (i) any actual or potential violation or failure to comply with any Environmental Law or Health and Safety Law; (ii) any actual, pending or threatened obligation to undertake or bear the cost of any Environmental Liabilities; or (iii) any actual, pending or threatened Proceeding.

         (6) All Governmental Authorizations currently held by the Seller pertaining to the Business are listed on Schedule 3.30.2(A)(6) and, except as set forth on Schedule 3.30.2(A)(6), are valid and in full force and effect. The Seller is, and at all times has been, in compliance with the terms of the Governmental Authorizations pertaining to the Business. The Governmental Authorizations constitute all of the authorizations of the type that are necessary for or incident to the operation of the Business or the ownership or use of the Assets. There are no Proceedings, which are in existence, or to the Seller's Knowledge, anticipated or threatened, by any Person that may result in the revocation, cancellation, or suspension of, or any adverse modification of, any Governmental Authorization. Correct and complete copies of all Governmental Authorizations have been delivered to Buyer.

         B. In connection with the Real Property and the Leased Real Property, Seller hereby represents and warrants as follows:

         (1) Except as set forth in Schedule 3.30.2(B)(1), to Seller's Knowledge, the Seller is, and at all times has been, in compliance with, and has not been and is not in violation of, any then currently applicable Environmental Law or any Health and Safety Law, whether or not resulting in any Proceeding against the Seller pertaining to Real Property and the Leased Real Property;

         (2) Except as set forth in Schedule 3.30.2(B)(2), the Seller has not incurred or become liable for or subject to any Environmental Liabilities pertaining to the Real Property or the Leased Real Property;

         (3) Except as set forth in Schedule 3.30.2(B)(3), to Seller's Knowledge, there are no Hazardous Materials present on or in the Environment at the Real Property or the Leased Real Property;

         (4) Except as set forth in Schedule 3.30.2(B)(4), no Proceeding with respect to any Environmental Law, Health or Safety Law or which alleges any Environmental Liabilities is in existence, or, to the Seller's Knowledge, proposed, anticipated, or threatened by any Person or Governmental Entity, with respect to the Real Property or the Leased Real Property;

         (5) Except as set forth in Schedule 3.30.2(B)(5), Seller has not received and does not have any reasonable basis to expect any communication from any Person with respect to the Real Property or the Leased Real Property which alleges (i) any actual or potential violation or failure to comply with any Environmental Law or Health and Safety Law; (ii) any actual, pending or to Seller's Knowledge, threatened, obligation to undertake or bear the cost of any Environmental Liabilities; or (iii) any actual, pending or threatened Proceeding.

         (6) All Governmental Authorizations currently held by the Seller pertaining to the Real Property and the Leased Real Property are listed on
Schedule 3.30.2(B)(6) and, except as set forth on Schedule 3.30.2(B)(6), are valid and in full force and effect. To Seller's Knowledge, the Seller is, and at all times has been, in compliance with the terms of the Governmental Authorizations pertaining to the Real Property and the Leased Real Property. Except as set forth on Schedule 3.30.2(B)(6), the Governmental Authorizations constitute all of the authorizations of the type that are necessary for or incident to the operation of the Business or the ownership or use of the Assets on the Real Property and the Leased Real Property. There are no Proceedings, which are in existence, or to the Seller's Knowledge, anticipated or threatened, by any Person that may result in the revocation, cancellation, or suspension of, or any adverse modification of, any Governmental Authorization. Correct and complete copies of all Governmental Authorizations pertaining to the Real Property and the Leased Real Property have been delivered to Buyer; and

         (7) The Seller has provided Buyer with copies of all environmental studies and inspection reports in the Seller's possession, and has advised Buyer of the existence of any environmental studies or inspections that have been conducted, but are not in the Seller's possession, pertaining to the Real Property and the Leased Real Property, which copies are complete and conform to the originals of such studies and reports, or if the Seller does not have the originals, to the copies in the Seller's possession.

         3.31 PRODUCT/SERVICES WARRANTIES. To Seller's Knowledge, except for standard warranties as set forth on Schedule 3.31, (including applicable guaranty, warranty and indemnification provisions), the Seller does not have any product or service warranty obligations pertaining to the Business. To Seller's Knowledge, each product and service provided by the Seller in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and except as set forth on Schedule 3.31, the Seller has not received notice of any warranty claims or claims for replacement or repair or reperformance of the products or services or other damages in connection therewith. To Seller's Knowledge, no product or service provided by Seller in connection with the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of the warranties set forth on Schedule 3.31.

         3.32 LEASES. Schedule 3.32 sets forth a list of all of the real property leases pertaining to the Business, including those listed as part of the Contracts (collectively, the "Leases") and Seller is not in default under any of such Leases, nor to Seller's Knowledge, is any other party to such Leases.

         3.33 DISCLOSURE. Except as disclosed on Schedule 3.33, to Seller's Knowledge, Seller has made available to the Buyer true, complete and correct copies of all Material Contracts, documents concerning all litigation and administrative proceedings, Plans, Licenses, insurance policies, lists of suppliers and customers, and records relating to the Assets, the Assumed Liabilities and the Business, and such information covers all commitments and liabilities of the Seller relating to the Business or Assets referred to herein which constitute Assumed Liabilities.

         3.34 FULL DISCLOSURE. Except as disclosed on Schedule 3.34, to Seller's Knowledge, this Agreement, the Schedules and Exhibits hereto, and all other documents and written information furnished by or on behalf of the Seller to the Buyer pursuant hereto or in connection herewith, are materially true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. To Seller's Knowledge, there are no facts or circumstances relating to the Assets, the Assumed Liabilities or Retained Liabilities or the Business which materially adversely affect or might reasonably be expected to materially adversely affect the Assets, the Assumed Liabilities, the Business (including the prospects or operations thereof), or the ability of the Seller to perform this Agreement or any of its obligations hereunder.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants that:

         4.1 ORGANIZATION. The Buyer is a limited liability company duly organized and validly existing and in good standing under the State of Texas and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

         4.2 AUTHORITY. Buyer has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement, and no approvals or consents of any persons or other entities are necessary in connection herewith. The execution, delivery and performance of this Agreement by Buyer have been duly authorized.

         4.3 VALID AND BINDING OBLIGATIONS. Upon execution and delivery hereof, this Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

         4.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.5 NO BREACH OR VIOLATION. The consummation of the transactions contemplated by this Agreement will not result in or constitute the breach or violation of any contract or agreements by which the Buyer is bound. The Buyer
Note is and will be at the Closing the binding agreement of the Buyer payable in accordance with its terms and payment of the Buyer Note in accordance with those terms will not, as of either the date of signing this Agreement or the Closing, violate or be prohibited under the terms of any other agreement or promissory note to which the Buyer is or will become a party.

         4.6 BROKERS. Neither Buyer nor any of its respective officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein, other than Buyer's obligation to pay Jay Brown a fee.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES
                            ------------------------

         Buyer and Seller covenant and agree as follows:

         5.1 CONDUCT OF THE BUSINESS. Between the date of this Agreement and Closing, except as otherwise permitted by this Agreement or consented to by Buyer in writing, Seller will conduct the Business in the ordinary course in substantially the same manner as heretofore, using its best efforts to preserve intact its present business organization, to keep available the services of its Employees, and to preserve its relationships with customers, suppliers and others having business dealings with them.

         5.2 TITLE POLICY. Prior to Closing, Seller shall have provided Buyer with a title commitment (the "Title Commitment") for a Texas Land title Association ("TLTA") title insurance policy on the Odessa Real Property issued by Stewart Title Company, together with copies of all documents relating to any exceptions to title referenced therein. At Closing, Seller shall cause a TLTA standard form owner's title policy (the "Title Policy") to be issued to Buyer. The cost of the Title Commitment and the standard coverage portions of the Title Policy shall be paid by Seller. Buyer shall pay all costs in excess of the cost of the issuance of a standard coverage policy of title insurance, which shall include, without limitation, any "Gap" endorsements, zoning endorsements and any of the endorsements which are not deemed to be covered by standard coverage policies of the insurance of the State of Texas. The Title Policy shall (a) insure good and indefeasible title to the Odessa Real Property in Buyer, subject only to such exceptions as Buyer shall approve in writing, (b) provide full coverage against
(i) parties in possession except for tenants in possession, as tenants only, under recorded leases, and (ii) mechanics', materialmen's or similar liens or other matters relating to the completion of construction and payment of bills with respect thereto, and (c) contain such additional deletions or modifications to the standard policy form and/or endorsements thereto as Buyer or any lender supplying funds to Buyer in connection with the transactions contemplated hereby may reasonably require, including a "Gap" endorsement.

         5.3 SURVEY. Buyer may order a current on-the-ground survey of the Odessa Real Property, prepared by a duly licensed land surveyor acceptable to the Parties. Buyer shall be entitled to receive copies of any existing surveys of the Odessa Real Property in the possession of Seller. Buyer and Seller shall each pay one-half (1/2) of the entire cost of such survey. Seller has furnished Buyer any surveys that it possesses on the Odessa Real Property.

         5.4 SITE ASSESSMENTS. Buyer and Seller have contracted for the services of a person or persons to perform Site Assessments on the Facilities set forth on Schedule 1E (and, to the extent permitted by adjoining landowners and as necessary or appropriate, on neighboring tracts). Buyer and Seller shall each pay one-half (1/2) of the costs of the Site Assessments. The Site Assessments are intended to determine whether there exists on or at those Facilities any environmental condition that could result in any liability, costs or expenses to the owner, occupier, or operator of such Facilities arising under any applicable law. Buyer has provided to Seller a copy of each of any such Site Assessments as described above. Buyer and Seller agree to maintain as confidential all information provided by such Site Assessments and neither shall disclose the same to any other party without the consent of both Parties hereto unless required by law.

         5.5 PROJECT EXPENSES AND BUYER NOTE. Seller covenants that it has funded and actually expended approximately $100,000 prior to February 17, 2004, and shall, prior to Closing, fund such additional amounts to third parties as are reasonably necessary toward research and development of the Projects as detailed on Schedule 5.5 (such aggregate amount in excess of the $100,000 previously expended by Seller being herein referred to as the "Project Expenses") as well as provide all of its employees and supplies reasonably necessary toward research and development of the Projects. Seller shall furnish Buyer prior to the Closing correct copies of all invoices that comprise the Project Expenses, and a certification as to Seller's calculation of the correct amount of said Project Expenses. Buyer will execute and deliver at Closing the Buyer Note in the principal amount of the Project Expenses; provided, however, that if it is subsequently determined that the correct amount of Project Expenses was not calculated, than upon final determination of the correct amount of Project Expenses, the principal amount of the Buyer Note shall be readjusted to take into account such corrections and Buyer shall execute and deliver to Seller a replacement Buyer Note and Seller shall simultaneously deliver the original Buyer Note to Buyer marked "CANCELED".

                                   ARTICLE VI
                                   THE CLOSING
                                   -----------

         6.1 CLOSING. Payment of the Estimated Purchase Price required to be made by the Buyer to the Seller and the transfer of the Assets by the Seller and Buyer's assumption of the Assumed Liabilities and the other transactions contemplated hereby shall take place at the offices of Franklin, Cardwell & Jones, P.C., on the Closing Date, or if later, within five (5) days following the later of: (a) Seller's receipt of all approvals required to consummate the Closing, or (b) Buyer's receipt of its financing, unless otherwise mutually agreed by the Parties. Notwithstanding the foregoing sentence, Buyer may, in its sole discretion, extend the Closing Date until August 1, 2004.

         6.2 SELLER'S DELIVERIES. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer, all executed by Seller or such other third parties under the Seller's control, as applicable:

                    (a)  Bill of Sale;

                    (b)  Initial Effective Date Balance Sheet;

                    (c)  Escrow Agreement;

                    (d)  Seller Non-Competition Agreement;

                    (e)  Buyer Non-Competition Agreement;

                    (f)  Transition Services Agreement;

                    (g)  Broussard Lease;

                    (h)  Sales Tax Agreement;

                    (i)  Title Policy;

                    (j)  General Warranty Deed;

                    (k)  Termination of the Neel Employment Agreement;

                    (l)  Termination of the Culbreth Employment Agreement;

                    (m)  Termination of the Cudd Employment Agreement;

                    (n)  RCS Legal Opinion;

                    (o)  Estoppel Certificates;

                    (p)  Updated Schedules;

                    (q)  Side Letter re Wireline Truck;

                    (r)  Claims Assignment;

                    (s) Assignment of Key Man Life Insurance Policy for Allen Neel;

                    (t)  Certificates of Title for vehicles being transferred;

                    (u) Such other consents, waivers, estoppel letters or similar documentation as the Buyer shall reasonably request in connection with the transfer of the Assets;

                    (v)  a Certificate of an officer of Seller certifying:

                           (i) resolutions of the Board of Directors of the
                  Seller approving the sale and granting the Chief Executive Officer or the President or other duly authorized officers or managers of Seller the authority to execute this Agreement any and other transaction documents; and

                           (ii) the incumbency relating to the Chief Executive
                  Officer or the President and each person executing on behalf of the Seller any document executed and delivered to the Seller pursuant to the terms hereof; and

                    (w) Certificate of Officer certifying the matters set forth in 7.1(d); and

                    (x) All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby; and

         In addition, the Seller will put the Buyer into full possession and enjoyment of all Assets immediately upon the occurrence of the Closing.

          6.3 BUYER'S OBLIGATIONS. At the Closing, the Buyer will deliver or cause to be delivered to the Seller, or other designated person, the following documents all executed by Buyer or such other third parties under the Buyer's control, as applicable:

                    (a) Wire transfer to the Seller of the Estimated Purchase Price;

                    (b)  Bill of Sale;

                    (c)  Escrow Agreement;

                    (d)  Buyer Note;

                    (e)  Buyer Non-Competition Agreement;

                    (f)  Seller Non-Competition Agreement;

                    (g)  Transition Services Agreement;

                    (h)  Broussard Lease;

                    (i)  Sales Tax Agreement;

                    (j)  Lender Consent;

                    (k)  FCJ Legal Opinion;

                    (l)  Executed copy of the Offered Employee List;

                    (m)  Side Letter re Wireline Truck;

                    (n)  Claims Assignment executed by Key Employees;

                    (o)  a Certificate of an officer of Buyer certifying:

                           (i) resolutions of the Board of Managers of the Buyer
                  approving the sale and granting the Chief Executive Officer or the President or other duly authorized officers of Buyer the authority to execute this Agreement any and other transaction documents; and

                           (ii) the incumbency relating to the Chief Executive
                  Officer or President and each person executing on behalf of the Buyer any document executed and delivered to the Seller pursuant to the terms hereof;

                    (p) Certificate of Officer certifying the matters set forth in 7.2(c);

                    (q) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

         6.4 TERMINATION. Notwithstanding any provision in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date by:

                    (a)  Buyer if: (A) any of the conditions set forth in
                         Section 6.2 shall have become incapable of satisfaction and shall not have been waived by Buyer, (B) Buyer, in the course of its due diligence, discovers something that would, or could reasonably be expected to, have a material adverse effect on the Business; (C) Buyer determines, in its sole reasonable discretion, that any material changes in the disclosure Schedules are such that Buyer no longer desires to proceed with the transaction; (D) Buyer is unable to obtain financing for the transaction on terms reasonably acceptable in Buyer's sole discretion; (E) Seller is in material breach of any representation, warranty, covenant or agreement herein and Seller has not cured such breach in all material respects within the earlier to occur of (i) ten (10) days after Buyer gives written notice to Seller describing such breach, or (ii) the Closing; or (G) Buyer determines, for any reason, not to consummate the Closing; or

                    (b)  Seller if: (A) Any of the conditions set forth in
                         Section 6.3 shall have become incapable of satisfaction and shall not have been waived by Seller; (B) Seller cannot obtain the necessary approvals required to consummate the transaction, (C) Buyer is in material breach of any representation, warranty, covenant or agreement herein and Buyer has not cured such breach in all material respects within the earlier to occur of
                         (i) ten (10) days after Seller gives written notice to Buyer describing such breach, or (ii) Closing; or (D) Seller determines, for any reason, not to consummate the Closing.

                  In the event of a termination by Buyer pursuant to 6.4(a)(A), 6.4(a)(B), 6.4(a)(C) or 6.4(a)(E) above or by Seller pursuant to 6.4(b)(B) or 6.4(b)D) above, Seller shall pay Buyer as liquidated damages the aggregate amount of $50,000.00, which shall be paid to Buyer within thirty (30) days following receipt of notice from Seller of such termination or the expiration date of the Closing of this transaction; provided, however, that such payment shall not be deemed a remedy for Seller's breach of Section 6.13 of this Agreement and no termination of this Agreement shall release either Party from its obligations under Section 6.13. This is the same $50,000.00 discussed in that certain letter agreement executed by and between Buyer, Seller and Catalyst/Hall Growth Capital, L.P., by Catalyst/Hall Growth Capital Management, LLC, its general partner dated May 12, 2004.

         6.5 INSURANCE, AD VALOREM TAXES, INCOME TAXES. With regard to ad valorem taxes on the Assets for the 2004 tax year, the Seller and the Buyer agree that the taxes to be paid shall be prorated as of the Effective Date. The Parties, for themselves and for their respective successors and assigns, covenant and agree that they will file coordinating Form 8594's in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, with their respective income tax returns for the taxable year that includes the Effective Date. The Seller shall timely pay or cause to be paid all federal and state income, sales, use, and franchise returns with respect to the Business, including those arising by virtue of this transaction, allocable to the time period on or before the Effective Date, other than those being expressly assumed by Buyer on the Final Effective Date Balance Sheet, and other than sales or use tax, if any, arising from the transactions contemplated herein. Notwithstanding the foregoing, Seller shall not be liable for any sales taxes, if any, arising from the consummation of the transaction contemplated by this Agreement, such obligation being that of Buyer as specified in Section 2.7 herein. Within five
(5) days of Buyer's request for payment, Seller shall reimburse Buyer for any and all personal property taxes that are Assumed Liabilities on the Assets for the period beginning January 1, 2004 (or such other inception date for the current tax year in the specified tax) to the Effective Date.

         6.6 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer, all of the Assets and Assumed Liabilities. The Buyer shall notify the Seller promptly, and in no event more than twenty (20) business days after the Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and the Seller shall prepare and deliver responses to such inquiries as the Seller deems necessary or appropriate. In addition, the Seller shall make available the books and records of the Business during reasonable business hours and take such other actions as are reasonably requested by the Buyer to assist the Buyer in the operation of the Business. Likewise, Buyer shall make available to Seller the books and records of the Business up to the Effective Date for a period of two (2) years after the Effective Date.

         6.7 LIABILITIES CONCERNING SALES AND RENTALS OF PRODUCTS AND SERVICES. The Seller shall be liable for the sale and services by the Seller for all rentals, product sales and services provided for all periods preceding, including those immediately preceding the Effective Date, as well as the Pre-Closing Warranties, and shall indemnify the Buyer from any and all Damages arising therefrom, as defined in Article VIII herein, in the manner described in
Article VIII. The Buyer shall be liable for the sale, rental and services by the Buyer on and after the Effective Date, and shall indemnify the Seller from any and all Damages arising therefrom in the manner described in Article VIII herein, unless such Damages arise as a result of a breach by the Seller of any of their representations, warranties, covenants or obligations as contained in this Agreement. Seller will retain responsibility for performing any warranty work on rentals, product sales, and services provided by Seller and shall have the right to perform such work itself, have the same performed by a third party, or, with Buyer's assent, performed by Buyer at an agreed to cost. Buyer agrees to notify Seller promptly of any notice or claims for warranty work for all rental, product sales, or services performed by Seller up to the Effective Date which Buyer receives following the Closing. Provided that Seller exercises its best efforts to respond to any liabilities arising pursuant to this Agreement, Buyer agrees not to take any action on Seller's behalf or at Seller's expense relating to such warranty work for products, rentals or services without Seller's prior written consent, such consent not to be unreasonably withheld. However, Buyer reserves the right to extinguish the Seller's obligations hereunder, which gives rise to the Seller's obligation of reimbursement should the Buyer reasonably determine Seller is not exercising its best efforts in addressing any claims arising pursuant to this Section.

         6.8 TERMINATION OF EMPLOYMENT OF SELLER'S EMPLOYEES. The Seller agrees to use its best efforts to make available the Offered Employees to the Buyer that Buyer desires to hire for the purpose of operating the Business. Buyer shall have the right but not the obligation to offer employment to the Offered Employees on the terms and conditions that it desires. Nothing between the Parties shall prohibit Buyer from terminating any of the Offered Employees subsequent to their employment by Buyer. If it appears that a violation of the federal WARN

Act is likely to occur, Buyer or Seller may elect to terminate this Agreement without further liability or, by mutual agreement, they may elect to proceed with complying with said laws and close the transaction as soon after such compliance as is reasonably practicable. All Employees shall be paid by Seller all amounts of wages, bonuses and other remuneration (including discretionary benefits and bonuses) payable to such employees with respect to periods prior to the Effective Date, together with any worker's compensation claims or amounts payable to such employees in connection with events occurring prior to the Effective Date unless any such obligations are included as Assumed Liabilities. Without limiting the immediately preceding sentence, Seller shall be responsible for and shall pay to all Employees (whether or not such Employees are hired by Buyer) the following:

                  (a) all vacation pay or pay for other compensated absences earned or accrued by the Employees as of the Effective Date to the appropriate Employee, including any related payroll burden (FICA and other pension or other employee benefit plan contributions and employment taxes) with respect thereto to the appropriate Governmental Authority or other Person, whether or not such pay is vested or has been accrued on the books of Seller on the Closing Date, based upon the remuneration of such Employees normally used in computing such vacation pay or pay for other compensated absences;

                  (b) all severance payments (if any) due to any of the Employees as a result of the termination of their employment with Seller, regardless of whether such Employees are subsequently employed by Buyer; and

                  (c) all payments required pursuant to COBRA.

          6.9 NON-COMPETITION AGREEMENT. At Closing, Seller and Buyer shall execute and deliver the Non-Competition
Agreement.

          6.10 TRANSITION SERVICES AGREEMENT. At Closing, Seller and Buyer shall execute and deliver the Transition Services Agreement.

         6.11    SELLER CHANGE OF CONTROL EVENT. If, within the first twelve
(12) months following the Effective Date, there is a Seller Change of Control Event, Seller agrees that (i) it will not formally dissolve its corporate entity prior to the end of the indemnification period provided in Section 8.4 hereof, and (ii) it will deposit the amount of $500,000 with Escrow Agent, pursuant to the terms of the Escrow Agreement. Furthermore, if a Seller Change of Control Event occurs prior to December 30, 2004, then in such event, Seller will not distribute the proceeds from such event to its shareholders to the extent it will cause Seller to have less than $5,000,000 in liquid assets; provided, that the limitations imposed by this sentence shall expire on December 31, 2004.

         6.12 USE OF BROUSSARD FACILITY. Pursuant to the terms of the Broussard Lease, which Buyer and Seller shall execute and deliver at Closing, for the earlier of: (x) one (1) year following the Effective Date, or (y) a Seller Change of Control Event, Buyer shall, at no cost or expense to Buyer, have full use of that portion of the facility used by the Division located in Broussard, Louisiana on a basis consistent with its current use.

         6.13 CONFIDENTIAL INFORMATION. After termination of this Agreement, or the Closing except as otherwise specifically permitted in this Agreement, each Party agrees, on behalf of itself and its Affiliates, to use reasonable efforts not to divulge, communicate, use to the detriment of the other Party or its Affiliates or for the benefit of any other person or persons, any confidential information or trade secrets of such Party, including personnel information, secret processes, know-how, customer lists, formulae, or other technical data; provided, if either Party or its Affiliates are compelled to disclose such information to any tribunal, regulatory or governmental authority or agency or else stand liable for contempt or suffer other censure and penalty, such Party or its Affiliates may so disclose such information without any liability hereunder, upon furnishing the other Party at least ten (10) days prior written notice, if possible under the circumstances. The Parties acknowledge that a remedy at law for any breach or threatened breach of this
Section 6.13 will be inadequate and that the Parties shall b entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for a nonbreaching Party to secure an injunction, then the Parties stipulate that a bond in the amount of $10,000.00 will be sufficient and reasonable in all circumstances to protect the rights of the Parties with regard to this Section 6.13.

         6.14 LICENSES AND PERMITS. To the extent permitted under applicable law, on or before Closing, Seller shall have executed and delivered to Buyer assignments of all the Licenses and Permits that are assignable and Buyer shall cooperate with Seller in obtaining such assignments. With respect to any License and Permit in which the consent of a governmental authority or third party is required, Seller shall, with Buyer's cooperation, use commercially reasonable efforts to procure the assignment of all such Licenses and Permits to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Licenses and Permits in which same is required, Seller agrees that they shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Licenses and Permits as Buyer deems reasonably necessary or desirable, until such time as such Licenses are successfully assigned to Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates from all Damages incurred by them in connection with Buyer's performance of its obligations under this
Section 6.14; provided, that such Damages are not the result of Seller's default thereunder.

         6.15 ASSIGNMENT OF CONTRACTS. On or before the Closing, Seller shall have executed and delivered to Buyer assignments of all the Contracts that are assignable. With respect to any Contract in which the consent of a governmental authority or third party is required, Seller shall, with Buyer's reasonable cooperation, use commercially reasonable efforts to procure the assignment of all such Contracts to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Contracts in which same is required, Seller agrees that it shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Contracts as Buyer deems reasonably necessary or desirable, until such time as such Contracts are successfully assigned to Buyer. In the event any of the Contracts are, or are later determined to be, non-assignable, and the other party to any such Contract refuses to consent to the assignment of same, then the Seller shall subcontract to the Buyer or its designee, if the Buyer so desires, the remaining work on such Contract, and the Seller shall forward to the Buyer or its designee all proceeds of such Contract received by the Seller; provided, however, that Seller shall be reimbursed for any reasonable out-of-pocket expenses incurred by it. To the extent any such

Contract cannot be subcontracted, Buyer agrees to cooperate with Seller and enter into such other commercially reasonable arrangements as will enable Seller to fulfill its remaining obligations under said Contracts. Buyer agrees to indemnify and hold harmless Seller and its Affiliates from all Damages incurred by them in connection with Buyer's performance of its obligations under this
Section 6.15 and under the Contracts, provided that such Damages are not the result of Seller's default thereunder.

         6.16    ACCOUNTS RECEIVABLE.

                 (a) After the Closing Date, the Buyer shall make commercially reasonable efforts in the ordinary course of business consistent with Seller's past practices to collect the Accounts Receivable. Payments on Accounts Receivable after the Effective Date shall be applied to the oldest accounts first, unless a debtor indicates the specific account it is paying, in which event payment shall be applied to that account. The Buyer and the Seller agree that they will not influence account specification pursuant to the preceding sentence. Nothing contained herein, however, shall prohibit accounts receivable generated by Buyer and arising after the Effective Date from being collected and applied by Buyer prior to any of the Accounts Receivable if there are commercially reasonable reasons to do so. In making decisions concerning the Accounts Receivable, Buyer shall be governed by the principal of treating the Accounts Receivable and the collection thereof in the same manner as it treats accounts receivable and the collection thereof that are generated by Buyer. Buyer shall furnish Seller monthly reports within thirty (30) days after each month end as to the amount of collections and remaining unpaid balances of the Accounts Receivable. Buyer shall not compromise any of the Accounts Receivable, other than in accordance with pre-existing contractual allowances, without the prior written consent of Seller, which consent will not be unreasonably withheld (with reasonableness to be determined based on prior Seller and customary industry practice). Notwithstanding anything to the contrary contained therein, to the extent, if any, the noncollectability of any of the Accounts Receivable is: (i) directly and solely attributable to a problem or dispute between a customer and the Division for work performed on a job for said customer (a "Customer Dispute") on or after the Effective Date, then Buyer shall not have the right to seek indemnification from Seller for those amount of unpaid Accounts Receivable resulting therefrom; and (ii) due to a Customer Dispute involving problems or disputes occurring both before and after the Effective Date, Buyer and Seller shall negotiate in good faith to properly allocate the disputed amounts of the Accounts Receivable to the respective Party, in which event, Buyer shall not have the right to seek indemnification from Seller for those amounts of unpaid Accounts Receivable that Buyer and Seller agree should be properly allocated to the Buyer, but Buyer shall be permitted to seek indemnification for those amounts of unpaid Accounts Receivable that Buyer and Seller agree should be properly allocated to the Seller. For purposes of making such determination, Buyer and Seller shall make a good faith, reasonable analysis of the job ticket(s) or other related forms and may conduct interviews of the Division's employees and other third parties involved with the particular job(s) in dispute as well as the customer itself. In the absence of reaching an agreement, either Party may at any time avail itself of the remedies set forth in Section 9.7 of this Agreement.

                 (b) Subject to Section 6.16(a) above, during the period beginning six (6) months following the Effective Date and continuing through twelve (12) months following the Effective Date, the Buyer shall have the option to assign to Seller after receipt of cash payment by Seller and seek indemnification from the Seller as provided in
         Article VIII for the amount equal to the unpaid balance of the Accounts Receivable less any reserves shown on the applicable Balance Sheet, in which event Buyer shall assign to the Seller all of the unpaid Accounts Receivable. Any Accounts Receivable assigned to the Seller shall be accompanied by all applicable guaranties, security agreements or other collateral for such Accounts Receivable.

                 (c) Notwithstanding anything to the contrary contained herein, in the event any Accounts Receivable are assigned to the Seller, the Seller shall give the Buyer at least ten (10) days prior written notice before taking any collection action consisting of filing a lawsuit.

         6.17 CORPUS CHRISTI FACILITY. At Closing, Buyer and Seller shall enter into a mutually agreeable sublease arrangement whereby Buyer will sublease from Seller the Facility located in Corpus Christi, Texas.

         6.18 UPDATED SCHEDULES. Seller and Buyer acknowledge and agree that only Schedule 2.1(c) (Equipment) and Schedule 2.1(d) (Inventory) to this Agreement are being delivered upon the execution hereof and that such Schedules are not final. Seller shall deliver at Closing a complete set of Schedules, including updated Schedules 2.1(c) and 2.1(d), all of which shall be true and correct as of the Closing Date.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING
                              ---------------------

         7.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to purchase and pay for the Assets at Closing and assume the Assumed Liabilities at Closing, and to consummate the other transactions contemplated hereby, is subject to the satisfaction (or waiver by Buyer, in Buyer's sole discretion) as of Closing of each of the following conditions:

                 (a) All representations and warranties of Seller in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on the Closing Date.

                 (b) Since the date of this Agreement, there shall not have been any condition, circumstance, event or occurrence existing or occurring that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Assets, taken as a whole, or the financial condition, prospects or results of operations of the Business or Seller's ability to consummate any of the transactions contemplated herein.

                 (c) Seller shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by Seller on or prior to the Closing Date.

                 (d) Seller shall have delivered to Buyer a certificate dated the Closing
         Date, executed by a duly authorized officer of Seller, certifying the matters set forth in Section 7.1(a), 7.1(b) and 7.1(c).

                 (e) Seller shall have delivered (or caused to be delivered) to Buyer each of the documents, instruments, agreements and other items contemplated in this Agreement, including each item required to be delivered in accordance with Section 6.2.

                 (f) No injunction or order, writ, decree or judgment of any governmental authority of competent jurisdiction shall be in effect as of Closing that makes illegal, restrains or prohibits the purchase and sale of the Assets or the consummation of any other transaction contemplated by this Agreement.

                 (g) No person shall have instituted an action or proceeding which shall not have been previously dismissed or made or threatened a claim (i) seeking to restrain, enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement or (ii) asserting that such person is the owner (directly or indirectly), or has the right to acquire or obtain ownership (direct or indirect), of any material portion of the Assets or asserting that such person is entitled to all or any portion of the Purchase Price.

                 (h) Buyer shall have obtained financing on terms reasonably acceptable to Buyer.

         7.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to sell the Assets at Closing and to consummate the other transactions contemplated hereby, is subject to the satisfaction (or waiver by Seller, in Seller's sole discretion) as of Closing of each of the following conditions:

                 (a) All representations and warranties of Buyer in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on the Closing Date.

                 (b) Buyer shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to the Closing Date.

                 (c) Buyer shall have delivered to Seller a certificate dated the Closing Date, executed by a duly authorized officer of Buyer, certifying the matters set forth in Section 7.2(a) and 7.2(b).

                 (d) Buyer shall have delivered (or caused to be delivered) to Seller each of the documents, instruments, agreements and other items contemplated in this Agreement, including each item required to be delivered in accordance with Section 6.3.

                 (e) No injunction or order, writ, decree or judgment of any governmental authority of competent jurisdiction shall be in effect as of Closing that makes illegal, restrains or prohibits the purchase and sale of the Assets or the consummation of any other transaction contemplated by this Agreement.

                 (f) No person shall have instituted an action or proceeding which shall not have been previously dismissed or made or threatened a claim (i) seeking to restrain, enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement or (ii) asserting that such person is the owner (directly or indirectly), or has the right to acquire or obtain ownership (direct or indirect), of any material portion of the Assets or asserting that such person is entitled to all or any portion of the Purchase Price.

                 (g) Seller shall have received all necessary approvals to consummate the Closing, as more fully set forth on Schedule 7.2(g).

                 (h) Receipt of fairness opinion from Simmons & Company.

                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

         8.1     INDEMNIFICATION.

                 A. BY THE SELLER. The Seller, shall indemnify, save, defend and hold harmless the Buyer and Buyer's members, managers, officers, partners, agents and employees (and in the event the Buyer assigns its right, title and interest hereunder to a corporation, which shall be permitted hereunder, such assignee's shareholders, directors, officers, agents and employees) (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller or its Affiliates under this Agreement, or (ii) based upon, arising out of, or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities,
(b) arising out of facts or circumstances existing prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities, or (c) arising out of facts or circumstances existing on and after the Effective Date which constitute a breach or violation of this Agreement by the Seller; provided, however, that the Seller shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Buyer Indemnified Parties, or (iii) relating to any violation of Governmental Regulations respecting the Real Property which arose while Seller was in possession of the Real Property including such violations as may have been unknown at the Closing Date.

                 B. BY THE BUYER. The Buyer shall indemnify, save, defend and hold harmless the Seller and its directors, officers, partners, agents and employees (collectively, the "Seller Indemnified Parties") from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Buyer in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer under this Agreement, or (ii) based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period on and after the Effective Date, (b) arising out of facts or circumstances initially existing as of or after the Effective Date other than those Damages based upon or arising out of the Retained Liabilities, or (c) arising out of facts or circumstances existing on and after the Effective Date which constitute a breach or violation of this Agreement by Buyer; provided, however, that the Buyer shall not be liable for any such Damages to the extent, if any, resulting from or arising out of a breach or violation of this Agreement by Seller Indemnified Parties.

                 C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten (10) days. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 8.1 to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of

Action, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

                 D. THIRD PARTY CLAIMS. The provisions of this Section 8.1 are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

         8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the limitations contained in 8.4 herein, all of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transaction contemplated herein and the execution and delivery of the documents, instruments and agreements described in Article VI hereof as follows:

                 A. All of the representations and warranties made by Seller herein, in Sections 3.3 (Title), 3.4 (Taxes) and 3.30 (Environmental) shall survive for the applicable statute of limitations; and

                 B. All other representations and warranties made by Seller shall survive for a period ending the earlier to occur of: (twenty-four
         (24) months following the Effective Date or (ii) a Seller Change of Control Event, provided however, that in no event shall the survival of such representations and warranties of Seller be for a period less than twelve (12) months following the Effective Date.

                 C. All of the representations and warranties made by Buyer herein shall survive for a period ending the earlier to occur of:
         (twenty-four (24) months following the Effective Date or (ii) a Seller Change of Control Event, provided however, that in no event shall the survival of such representations and warranties of Seller be for a period less than twelve (12) months following the Effective Date.

         8.3 INDEMNIFICATION DEDUCTIBLE. The Parties shall not be entitled to indemnification under the provisions of this Article VIII for any breaches of representations and warranties by the other Party for any individual claim less than the Minimum Claim Amount, and until such time as the total of all individual claims exceeding the Minimum Claim Amount, and are therefore subject to indemnification, exceed the Deductible, at which time the indemnified Party will be entitled to indemnification for all amounts exceeding the Deductible.

         8.4 LIMITATIONS ON INDEMNIFICATION. Seller's and Buyer's aggregate liability for indemnification obligations for breaches of representations and warranties made pursuant to this Agreement shall be as follows:

                 A. For breaches of representations and warranties made by Seller pursuant to Sections 3.3 (Title), 3.4 (Taxes) and 3.30 (Environmental), Seller shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims paid by Seller pursuant to this Article VII, exceed the Final Purchase Price;

                 B. For breaches of all other representations and warranties made by Seller herein, Seller shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims pertaining to representations and warranties paid by Seller pursuant to this Article VIII, exceed: (i) $5,000,000.00 with respect to any claim(s) for Damages made during the first twelve (12) months following the Effective Date, or (ii) $2,500,000 with respect to any claims for Damages made during the second twelve (12) months following the Effective Date; provided, however, that if a Seller Change of Control Event is consummated during the second twelve (12) months, then the limitation shall be reduced from $2,500,000 to zero dollars ($0) as to any subsequent claims for Damages occurring thereafter; and

                 C. For breaches of all representations and warranties made by Buyer herein, Buyer shall not be obligated to indemnify Seller for any amounts that, when aggregated with all other indemnification claims pertaining to representations and warranties paid by Buyer pursuant to this Article VIII, exceed (i) $5,000,000.00 with respect to any claim(s) for Damages made during the first twelve (12) months following the Effective Date, or (ii) $2,500,000 with respect to any claim for Damages made during the second twelve (12) months following the Effective Date; provided, however, that if a Seller Change of Control Event is consummated during the second twelve (12) months, then the limitation shall be reduced from $2,500,000 to zero dollars ($0) as to any subsequent claims for Damages occurring thereafter.

         Buyer's and Seller's aggregate liability for a breach of any covenant made herein shall not be subject to the limitations set forth in Sections A, B and C above.

                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

         9.1 FEES. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transaction contemplated hereby.

         9.2 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties, and by the individuals joining in the execution hereof.

         9.3 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

                  IF TO SELLER:     Black Warrior Wireline Corp.
                                    Attn:  Mr. William L. Jenkins
                                    100 Rosecrest Lane
                                    Columbus, Mississippi 39701
                                    Phone: (662) 329-1047
                                    Fax:  (662) 329-1089

                  With copy to:     James J. Sledge
                                    Rosen, Cook, Sledge, Davis, Cade & Shattuck
                                    2117 Jack Warner Parkway
                                    P. O. Box 2727 Tuscaloosa, Alabama
                                    35403-2727 Phone: (205) 344-5000
                                    Fax: (205) 758-8358

                  IF TO BUYER:      Multi-Shot, LLC
                                    Attn: Ron Nixon
                                    Two Riverway, Suite 1710
                                    Houston, Texas  77056
                                    Phone: (713) 623-8133
                                    Fax:   (713) 623-0473

                                    Multi-Shot, LLC
                                    Attn:  Allen Neel
                                    2511 North Frazier
                                    P.O. Box 3047
                                    Conroe, Texas 77305
                                    Fax:   (936) 441-6635

                  With copy to:     J. Randolph Ewing
                                    Franklin, Cardwell & Jones, P.C.
                                    1001 McKinney, 18th Floor
                                    Houston, Texas  77002
                                    Phone: (713) 222-6025
                                    Fax:   (713) 222-0938

Any Party at any time by furnishing notice to the other Party in the manner described above may designate additional or different addresses for subsequent notices or communications.

         9.4 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

         9.5 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

         9.6 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

         9.7 GOVERNING LAW/VENUE. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas without regard to the conflict of laws principals thereof. All disputes, controversies or differences which may arise out of, in relation to, or in connection with this Agreement or the breach thereof shall, unless settled by mutual consultation in good faith, be finally settled in the state or federal courts located in Houston, Harris County, Texas.

         9.8 ASSIGNMENT. Neither Party shall assign this Agreement or any interest herein without the prior written consent of the other Party. Notwithstanding the preceeding sentence, after the Closing, the Buyer may at any time assign its rights, duties, and obligations under this Agreement to an affiliated entity of the Buyer or in connection with a sale or merger of Buyer, or a sale of all or substantially all of Buyer's assets, in which event any successor entity shall be entitled to enforce all of the Buyer's rights, titles and interests herein. Any attempted assignment by a Party of its rights or obligations without such consent shall be null and void except as otherwise permitted herein. Reference to any of the Parties in this Agreement shall be deemed to include the successors and assigns of such Party.

         9.9 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         9.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are and shall be hereby incorporated in and made a part of this Agreement.

         9.11 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

         9.12 SURVIVAL. This Agreement, including but not limited to, all covenants, warranties, representations and indemnities contained herein, shall survive the Closing as to and to the extent provided for herein, and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein, and shall not be deemed merged therein.

         9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

         9.14 ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees from the other Party hereto.

         9.15 DRAFTING. The Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         EXECUTED AND DELIVERED effective as of the date first written above.

                                       BUYER:
                                       ------

                                       MULTI-SHOT, LLC,
                                       a Texas limited liability company


                                       By:  ____________________________________
                                                   Ron Nixon
                                                   Manager

                                       SELLER:
                                       -------

                                       BLACK WARRIOR WIRELINE CORP.
                                       a Delaware corporation

                                       By: _____________________________________
                                                   William L. Jenkins
                                                   President & CEO

Schedules:
---------

1A                -     OMITTED
1B                -     Jobs-in-Progress
1C                -     Offered Employees
1D                -     Retained Employees
1E                -     Site Assessments
1F                -     Trade Payables
2.1(a)            -     Land
2.1(c)            -     Equipment
2.1(d)            -     Inventory
2.1(f)            -     Contracts
2.1(h)            -     Licenses
2.1(j)            -     Intellectual Property
2.1(l)            -     General Intangibles
2.1(m)            -     Warranties
2.1(n)            -     Accounts Receivable
2.1(o)            -     Deposits
2.3               -     Assumed Liabilities
2.6               -     Allocation of Purchase Price
3.1               -     Organization
3.2               -     Authority
3.3               -     Title to Assets
3.5               -     Contracts
3.6               -     Equipment
3.7               -     Inventory
3.8               -     Licenses; Permits
3.9               -     Employees
3.11              -     Litigation
3.14              -     Intellectual Property; General Intangibles
3.15              -     Leased Assets
3.17              -     Employee Benefit Plans
3.18              -     Certain Changes or Events
3.19              -     Consents and Approvals
3.26              -     Customers
3.27              -     Insurance Policies
3.28              -     Interest in Customers
3.29              -     Absence of Certain Business Practices
3.30.2(A)(1)      -     Environmental matters
3.30.2(A)(2)      -     Environmental matters
3.30.2(A)(3)      -     Environmental matters
3.30.2(A)(4)      -     Environmental matters
3.30.2(A)(5)      -     Environmental matters
3.30.2(A)(6)      -     Environmental matters
3.30.2(B)(1)      -     Environmental matters
3.30.2(B)(2)      -     Environmental matters



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3.30.2(B)(3)      -     Environmental matters
3.30.2(B)(4)      -     Environmental matters
3.30.2(B)(5)      -     Environmental matters
3.30.2(B)(6)      -     Environmental matters
3.31              -     Product/Service Warranties
3.32              -     Leases
3.33              -     Disclosure
3.34              -     Full Disclosure
5.2               -     Certain Changes
5.6               -     Project Expenditures
7.2(g)            -     Seller's Approvals

Exhibits:
--------

6.2(a)            -     Bill of Sale
6.2(c)            -     Escrow Agreement
6.2(d)            -     Seller Non-Competition Agreement
6.2(e)            -     Buyer Non-Competition Agreement
6.2(f)            -     Transition Services Agreement
6.2(g)            -     Broussard Lease
6.2(h)            -     Sales Tax Agreement
6.2(j)            -     General Warranty Deed
6.2(n)            -     RCS Legal Opinion
6.2(o)            -     Estoppel Certificate
6.2(q)            -     Side Letter re Wireline Truck
6.2(r)            -     Claims Assignment
6.3(d)            -     Buyer Note
6.3(j)            -     Lender Consent
6.3(k)            -     FCJ Legal Opinion